Exhibit 99.1

AVATAR

FOR IMMEDIATE RELEASE
Contact :
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
Patricia K. Fletcher
(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 9, 2011 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $16,526,000 ($1.33 per share, diluted) on revenues of $28,366,000 for the three months ended June 30, 2011, compared to a net loss of $5,743,000 ($0.51 per share, diluted) on revenues of $17,302,000 for the three months ended June 30, 2010.

For the six months ended June 30, 2011, Avatar reported a net loss of $26,623,000 ($2.14 per share, diluted) on revenues of $40,578,000, compared to a net loss of $15,879,000 ($1.41 per share, diluted) on revenues of $26,925,000 for the six months ended June 30, 2010.

During the three months ended June 30, 2011, we closed on 42 homes, a 37% decrease from the 67 units closed during the three months ended June 30, 2010.  Dollar volume decreased by 27% to $9,293,000, compared to $12,754,000 for three months ended June 30, 2010.

During the six months ended June 30, 2011, we closed on 75 homes, a 21% decrease from the 95 units closed during the six months ended June 30, 2010.  Dollar volume decreased by 7% to $16,889,000, compared to $18,205,000 for six months ended June 30, 2010.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2011 increased by 16% to 44, compared to 38 for the three months ended June 30, 2010.  The dollar volume of contracts signed increased by 19% compared to the three months ended June 30, 2010, to $10,268,000 compared to $8,631,000.

The number of housing contracts signed, net of cancellations, for the six months ended June 30, 2010 decreased by 3% to 95, compared to 98 for the six months ended June 30, 2010.  The dollar volume of contracts signed increased by 8% compared to the six months ended June 30, 2010, to $22,389,000 compared to $20,785,000.

Sales backlog as of June 30, 2011 improved to 63 units compared to 28 units as of June 30, 2010.

During the six months ended June 30, 2011, we closed on the sale of commercial, industrial and other land sales generating pre-tax profits of approximately $6.8 million. Also during the six months ended June 30, 2011, we recorded impairment charges of approximately $14 million relating to homes completed or under construction and land held for future development or sale.

We continue our ongoing efforts to improve our operating efficiencies by identifying areas of our business where we can reduce our expenses. As part of this process, we will examine our assets to determine which assets fit within our primary business strategy. As a result of staff reductions, we incurred severance expense of approximately $1.7 million for the six months ended June 30, 2011.

On June 15, 2011, we hired Michael Jesberger as Executive Vice President of Real Estate for Avatar Properties Inc. Mr. Jesberger has a broad background in residential development and home building with a particular expertise in land acquisition and development of active adult master planned communities.  He will take primary responsibility for oversight of all our real property holdings to help maximize their return potential.

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Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. Avatar’s principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; at Seasons at Tradition in Port St. Lucie, Florida; and at the recently-acquired active adult community of CantaMia in Goodyear, Arizona. Avatar’s common shares trade on NASDAQ under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy (including our intention to focus primarily on the development of active adult communities in the future); shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; the failure to successfully integrate acquisitions into our business, including our recent JEN transaction; and other factors as are described in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" included in its Annual Report on Form 10-K for the year ended December 31, 2010. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older.  Readers are cautioned not to place undue reliance on any forward-looking statements contained herein or therein, which reflect management’s opinions only as of the date thereof.

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SELECTED FINANCIAL DATA FOR THE SIX AND THREE MONTHS ENDED

JUNE 30,  2011 AND 2010

(Unaudited – Dollars in thousands except per share data)

	Six Months		Three Months
	2011	2010	2011	2010

Revenues	$40,578	$26,925	$28,366	$17,302

Income loss before income taxes	$(26,878)	$(16,151)	$(16,654)	$(5,882)

Income tax benefit	$0	$0	$0	$0

Net loss attributable to non-controlling Interests	$(255)	$(272)	$(128)	$(139)

Net loss attributable to Avatar	$(26,623)	$(15,879)	$(16,526)	$(5,743)

Basic and diluted EPS	$(2.14)	$(1.41)	$(1.33)	$(0.51)

 Selected Balance Sheet Data

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$146,036	$115,502

Total assets	$559,876	$545,451

Notes, mortgage notes and other debt	$116,158	$77,057

Avatar’s Stockholders’ equity	$404,025	$430,045

Avatar’s Stockholders’ equity per share	$31.81	$33.34